Woodward Names Chief Financial Officer

ROCKFORD, IL -- 08/23/2005 -- Woodward Governor Company (NASDAQ: WGOV) announced today that Robert F. Weber, Jr., 51, was elected as its chief financial officer and treasurer, effective August 22, 2005. Mr. Weber will report to Tom Gendron, president and chief executive officer. He replaces Mr. Stephen P. Carter, who previously announced his intention to retire from the company.

Mr. Weber will direct Woodward's overall financial plans and oversee all financial functions, including general and operational accounting, treasury, financial reporting, tax, capital and investment planning, audit, and investor relations. He will also be a key contributor to Woodward's strategic plan and new business initiatives.

Mr. Weber brings to Woodward extensive senior management experience in finance and operations from his 17-year career with Motorola, which included responsibility for strategy formulation and execution, financial reporting, analysis and controls, and new business development.

At Motorola, Mr. Weber held various positions in corporate finance, serving as vice president and principal finance director for a sector of Motorola that was comprised of three diverse technology businesses, and, most recently, as general manager for Motorola's European automotive business. Before joining Motorola, Mr. Weber was a senior manager at KPMG (Peat Marwick) in Chicago.

"Bob's proven track record of success as a senior financial manager along with his experience in profit and loss ownership, global strategy, acquisitions, and Sarbanes-Oxley Act compliance will be a major asset to our organization," said Tom Gendron, president and CEO. "Bob will make a great addition to the leadership team at Woodward, helping maximize our many opportunities in the industrial and aerospace markets."

Mr. Weber holds a Bachelor of Science degree from Bowling Green State University and a master's degree in business administration from the University of Chicago Graduate School of Business.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K/A for the year ended September 30, 2004 and Form 10-Q for the quarterly period ended June 30, 2005.

CONTACT:
Rose Briani-Burden
Business Communications
815-639-6282

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050